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                                                                    EXHIBIT 99.d
                              FIRST AMENDMENT TO

                                  BW/IP INC.

                         1996 LONG-TERM INCENTIVE PLAN
                         -----------------------------



          WHEREAS, BW/IP INC. (the "Company") adopted the 1996 Long-Term Incentive Plan (the "Plan"); and

          WHEREAS, pursuant to Section 12 of the Plan, the Board of Directors retained the right to amend the Plan;

          NOW, THEREFORE, the Plan is amended as follows:

          The first sentence of Section 3, Administration, is to read as
                                           --------------
follows:

          The Plan shall be administered by the Committee which shall consist of at least two Directors of the Company chosen by the Board each of whom is a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act.

          This First Amendment to the Plan shall be effective as of November 1, 1996.

          IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized officer on the 25th day of October 1996.


                              BW/IP, INC.


                              By:     John D. Hannesson
                                      -----------------------
                              Title:  Vice President, General
                                      Counsel and Secretary

WITNESS:


By:     M. J. Young
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Title:  Assistant Secretary
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